NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the
?Exchange? or the ?NYSE?) hereby notifies
the SEC of its intention to remove the
entire class of Common Stock of Volt
Information Sciences, Inc. (the ?Company?)
from listing and registration on the
Exchange at the opening of business on
May 20, 2011, pursuant to the provisions
of Rule 12d2-2 (b), because, in the opinion
of the Exchange, the Common Stock is no
longer suitable for continued listing and
trading on the Exchange.  The Exchange's
action is being taken in view of the fact
that the Company is a late filer, and was
under review by NYSE Regulation in light
of the delay in filing with the Securities
and Exchange Commission of its
November 1, 2009 Form 10-K and certain of
its fiscal 2009 and 2010 Form 10-Q filings.
On January 19, 2011, the Company announced
that it anticipates it will not be able to
complete the filing of its November 1, 2009
Form 10-K by February 1, 2011.   This date
represents the maximum 12-month period
otherwise available to complete the delayed filing as permitted under the NYSE?s rules.

1. The Exchange?s Listed Company Manual,
Section 802.01E provides that in the case of a company that fails to file its annual report (Forms 10-K, 10-KSB, 20-F, 40-F or
N-CSR) with the SEC in a timely manner, if the Exchange deems it necessary or appropriate in the public interest or for the protection of investors, trading in any security can be suspended immediately.

2.  NYSE Regulation, on January 19, 2011,
determined that the Common Stock should be suspended from trading before the opening of the trading session on January 27, 2011, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by letter on January 19, 2011.

3.  Pursuant to the above authorization, a
press release was issued on January 19, 2011, and an announcement was made on the ?ticker?
of the Exchange at the opening and at the close of the trading session on January 19, 2011 and other various dates of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange?s website. Trading in the Common Stock on the Exchange was suspended before the opening of the trading session on January 27, 2011.

4. On February 3, 2011, the Exchange received a letter from the Company to request a hearing before the Committee for Review of the Board of Directors of NYSE Regulation concerning the Exchange?s decision, in accordance with Section 804.00 of the Exchange?s Listed Company Manual.

5. The Exchange, on April 1, 2011, received an email from the Company requesting the cancellation of the appeal hearing scheduled for April 11, 2011, to review the decision by the staff of the New York Stock Exchange to remove the Common Stock.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions these securities were suspended from trading on
January 27, 2011.